INDEMNIFICATION ESCROW AGREEMENT

         THIS INDEMNIFICATION ESCROW AGREEMENT ("Indemnification Agreement") dated July 20, 2005, is by and among MICROFIELD GROUP, INC., an Oregon corporation ("MICG"), CPS ACQUISITION CO., an Oregon corporation ("CPS"), CEAC, INC., an Oregon corporation ("CEAC"), CHRISTENSON ELECTRIC, INC., an Oregon corporation ("Christenson"), and JOHN A. HIRSCHY ("Escrow Agent").

RECITALS

         WHEREAS, MICG, CPS, CEAC, and Christenson are parties to that certain Merger Agreement ("Agreement") entered into contemporaneously with this Indemnification Agreement, which provides, among other things, that CPS, a wholly-owned subsidiary of MICG, merged with Christenson, wholly owned by CEAC.

         WHEREAS, the Agreement provides that an "Indemnification Amount" (as defined below) consisting of Two Million (2,000,000) shares of Microfield Common Stock shall be placed in an escrow against which MICG shall be able to make claim, and be indemnified and/or reimbursed for Damages (as defined in the Agreement), to which MICG is entitled pursuant to the Agreement.

         NOW, THEREFORE, it is agreed by and among the parties hereto as follows:

SECTION 1.        ESTABLISHMENT OF ESCROW

         Escrow Agent hereby accepts and acknowledges receipt of Two Million (2,000,000) shares of common stock of Microfield as the "Indemnification Amount" to be held for the benefit of MICG, CPS, CEAC, and Christenson and their respective successors and assigns, as provided herein.

         CEAC has deposited 2,000,000 shares of Microfield common stock into escrow.

SECTION 2.        APPLICATION OF ESCROW FUNDS

         2.1 PURPOSE. The Agreement provides, among other things, that CEAC shall indemnify, save, and hold harmless MICG from and against Damages which are described in the Agreement; provided, however, that MICG shall not be entitled to assert a Claim (as hereafter defined) on account of the indemnity contained in Article 6 of the Agreement unless and until the aggregate amount of Damages with respect to aggregate Claims asserted exceeds Five Hundred Thousand Dollars ($500,000). The first Five Hundred Thousand Dollars ($500,000) of Damages shall be borne solely by MICG, and any Claims under this Indemnification Agreement shall only be for Claims for Damages in excess of Five Hundred Thousand Dollars ($500,000) and shall not include the first Five Hundred Thousand Dollars ($500,000) of such Claims. Furthermore, the liability of CEAC and Christenson under the Agreement for any and all Damages incurred by MICG shall be limited by the Indemnification Amount, and further limited to Claims as to which written Claim Notice (as defined in Article 7) thereof shall have been given to CEAC and Escrow Agent on or prior to the date which is 52 weeks from the date of this Indemnification






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Agreement ("Survival Date"), whether or not the damage has actually been sustained (which Claim Notice shall to the extent possible specify the details of the Claim).

         2.2 CLAIMS BY MICG. If, on or prior to the applicable Survival Date, MICG claims to be entitled to make a Claim to the Indemnification Amount held by Escrow Agent, it shall advise Escrow Agent and CEAC of the Claim in writing (a "Claim Notice"), describing in such Claim Notice the nature of the Claim, its amount (if then determinable), and the provision(s) of the Agreement on which the Claim is based. Unless CEAC sends Escrow Agent a written approval of the Claim, with a copy concurrently to MICG, within 15 days after CEAC and Escrow Agent receive such Claim Notice, CEAC shall be conclusively presumed to have rejected the Claim. If CEAC has approved the Claim in whole or in part, Escrow Agent shall, within 10 days thereafter, deliver to MICG such portion of the Indemnification Amount as necessary to satisfy the approved Claim. However, if the amount of the Claim is not then determinable, Escrow Agent shall set aside in reserve such portion of the Indemnification Amount (in shares of Microfield Common Stock based on Microfield Stock Value determined in accordance with Section 7.6 of the Agreement) necessary to cover the Claim (the "Reserve Amount"), and any such portion of the Indemnification Amount held as Reserve Amounts shall be held by Escrow Agent until such time as the amount of the Claim is ascertainable, and shall thenceforth deliver to MICG the portion of the Reserve Amount of the Indemnification Amount necessary to satisfy the Claim. In all events, Escrow Agent shall have no liability for any calculation of an Indemnification Amount or release of Microfield Common Stock so long as Escrow Agent acts in good faith.

         2.3 TERMINATION OF Escrow. On the date that is 52 weeks from the date of this Indemnification Agreement, the Escrow Agent shall deliver to CEAC all of the Indemnification Amount remaining in Escrow, less any Reserve Amounts and less the amounts of any Claim Notice(s) for which MICG has not then been paid in full. Escrow Agent shall deliver to CEAC or MICG funds remaining in the escrow account after the date that is 52 weeks from the date of this Indemnification Agreement, on account of Claim Notices for which MICG has not been paid in full, or for funds remaining in previously established Reserve Accounts, only under joint written instructions signed by CEAC and MICG.

         When all of the Indemnification Amount has been finally distributed in accordance herewith, this Indemnification Agreement shall terminate.

SECTION 3.        LIABILITY OF ESCROW AGENT

         3.1 CONFLICTING DEMANDS. Escrow Agent will be obligated to perform only the duties that are expressly set forth herein and need not take notice of any provisions of the Agreement. In case of conflicting demands upon Escrow Agent, it may (i) refuse to comply therewith as long as such disagreement continues and make no delivery or other disposition of any funds then held (and Escrow Agent shall not be or become liable in any way for such failure or refusal to comply with such conflicting demands); and (ii) continue to so refrain and so refuse to act until all differences have been adjusted by agreement and Escrow Agent has been notified thereof in writing signed jointly by CEAC and MICG; or (iii) deposit the portion of the Indemnification Amount in dispute with the Clerk of Oregon Circuit Court and institute an interpleader action.




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         3.2      NO OBLIGATION TO TAKE LEGAL ACTION. Escrow Agent shall not be under any obligation to take any legal action in connection with this Indemnification Agreement or for its enforcement, or to appear in, prosecute, or defend any action or legal proceeding which, in its opinion, would or might involve it in any costs, expenses, loss, or liability, unless (and as often as required by it) it is furnished with satisfactory security and indemnity against all such costs, expenses, losses, or liabilities.

         3.3 STATUS OF ESCROW AGENT. In consideration of Escrow Agent's acceptance of this Indemnification Agreement, the parties agree that Escrow Agent's obligations and duties in connection with this Indemnification Agreement are confined to those specifically enumerated in this Indemnification Agreement; that Escrow Agent shall not be in any manner liable or responsible for the sufficiency, correctness, genuineness or validity of any instruments deposited with Escrow Agent, or with reference to the form of execution of the instruments or the identity, authority or rights of any person executing or depositing the instruments; that Escrow Agent is under no obligation to ascertain the terms or conditions of any instruments or to comply in any respect with the terms of the instruments; and that Escrow Agent shall not be liable for any loss that may occur by reason of forgeries or false representations by others, due to the exercise of Escrow Agent's discretion, or for any other reason except Escrow Agent's gross negligence or willful misconduct. The parties acknowledge that Escrow Agent is not acting in his capacity as an attorney.

         3.4 WRITTEN INSTRUCTIONS OF PARTIES. Notwithstanding any contrary provisions contained herein, Escrow Agent shall, at all times, have full right and authority to pay over and disburse the principal of the Indemnification Amount in accordance with any joint written instructions signed by CEAC and MICG.

SECTION 4.        NOTICES

         All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and will be deemed to have been duly given when delivered by hand (including delivery by courier service) or two days after deposit in the U.S. Mail by certified or registered mail, return receipt requested, with postage prepaid:

         If to MICG:
         ----------

                  Microfield Group, Inc.
                  Attn:  A. Mark Walter
                  1631 NW Thurman Street, Suite 310
                  Portland, OR 97209

         With a copy to:
         --------------

                  Dunn Carney Allen Higgins & Tongue LLP
                  Attn:  Jonathan A. Bennett
                  851 SW Sixth Avenue, Suite 1500
                  Portland, OR 97204





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         If to CEAC and Christenson:
         --------------------------

                  CEAC, Inc.
                  c/o Aequitas Capital Management, Inc.
                  Attn:  Robert Jesenik
                  805 SW Broadway, Suite 560
                  Portland, OR 97205

         With a copy to:
         --------------

                  Andrew S. Craig
                  Aequitas Capital Management, Inc.
                  805 SW Broadway, Suite 560
                  Portland, OR 97205

         If to Escrow Agent:
         ------------------

                  John A. Hirschy, Esq.
                  Black Helterline LLP
                  805 SW Broadway, Ste. 1900
                  Portland, OR 97205

or to such other address as may be furnished pursuant to the above.

SECTION 5.        ESCROW AGENT'S FEE

         For services hereunder, Escrow Agent shall be paid a fee based on Escrow Agent's normal hourly rate for legal services (currently $260), and shall be paid or reimbursed for all expenses, disbursements, and advances, including reasonable attorney fees incurred or paid in connection with carrying out its duties hereunder, all amounts to be payable by MICG and CEAC in equal shares. If the conditions of this Indemnification Agreement are not promptly fulfilled, or if Escrow Agent renders any requested service not provided for in this Indemnification Agreement, or if there is any assignment of interest in the subject matter of this Indemnification Agreement or any modification in the terms of the Agreement relating to this Indemnification Agreement, or if any controversy arises under the Agreement, or if Escrow Agent is made a party to or intervenes in any litigation pertaining to this Indemnification Agreement or its subject matter, Escrow Agent shall be reasonably compensated for the extraordinary services and reimbursed for all costs and expenses caused by such default, delay, controversy or litigation.

SECTION 6.        TITLES AND SECTION HEADINGS

         Titles of sections and subsections contained in this Indemnification Agreement are inserted for convenience of reference only, and neither form a part of this Indemnification Agreement nor are to be used in its construction or interpretation.







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SECTION 7.        COUNTERPARTS

         This Indemnification Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

SECTION 8.        NON-WAIVER

         No waiver by any party of any breach of any term or condition of this Indemnification Agreement shall operate as a waiver of any other breach of such term or condition or of any term or condition. No failure to enforce such provision shall operate as a waiver of such provision or of any other provision hereof, or constitute or be deemed a waiver or release of any other party for anything arising out of, connected with, or based upon this Indemnification Agreement.

SECTION 9.        BINDING EFFECT

         This Indemnification Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors, and assigns. The parties recognize and acknowledge that the powers and authority granted to Escrow Agent herein are each irrevocable and coupled with an interest.

SECTION 10.       NONLIMITATION OF LIABILITY

         Nothing contained herein shall in any way limit any party's liability or obligations in relation to the Agreement, and any party shall have all the rights and remedies set forth in the Agreement

SECTION 11.       GOVERNING LAW

         This Indemnification Agreement has been made entirely within the state of Oregon. This Indemnification shall be governed by and construed in accordance with the laws of the state of Oregon. If any suit or action is filed by any party to enforce this Indemnification or otherwise with respect to the subject matter hereof, jurisdiction and venue shall be in the Multnomah County, Oregon Circuit Court.

SECTION 12.       TIME OF ESSENCE

         Time is of the essence of this Indemnification Agreement.



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SECTION 13.       ENTIRE AGREEMENT; MODIFICATION

         This Indemnification Agreement supersedes all prior indemnification agreements and constitutes the entire agreement with respect to the subject matter hereof. It may not be altered or modified without the written consent of all parties.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Indemnification Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

MICROFIELD GROUP, INC.,                 CHRISTENSON ELECTRIC, INC.,
an Oregon corporation                   an Oregon corporation


By: /s/ A. MARK WALTER                  By: /s/ ROBERT J. JESENIK
   --------------------------------        -------------------------------------
   A. Mark Walter, President               Robert J. Jesenik, CEO & President



CPS ACQUISITION CO.,                    CEAC, INC.,
an Oregon corporation                   an Oregon corporation


By: /s/ A. MARK WALTER                  By: /s/ ROBERT J. JESENIK
   --------------------------------        -------------------------------------
   A. Mark Walter, President                Robert J. Jesenik, CEO & President




/s/ JOHN A. HIRSCHY
-----------------------------------
John A. Hirschy























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